Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Planet 13 Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value(1)	457(c) and 457(h)	10,000,000	$0.19	$1,900,000	0.00015310	$290.89
Total Offering Amounts			10,000,000	$0.19	$1,900,000	0.00015310	$290.89
Total Fee Offsets
Net Fee Due							$290.89

(1)

Covers 10,000,000 shares of common stock, no par value (the “Common Stock”), of Planet 13 Holdings Inc. (the “Registrant”) issuable under the Registrant’s 2023 Equity Incentive Plan (as amended, the “Plan”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high (C$0.26) and low (C$0.25) sales prices of the Common Stock as quoted on the Canadian Securities Exchange on July 16, 2025, which date is within five business days prior to filing this registration statement, as converted to United States dollars based on the average daily exchange rate as reported by the Bank of Canada for July 16, 2025, of C$1.37 for one United States dollar. All references to “C$” are to Canadian dollars.